Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Boston Scientific Corporation (the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, $.01 par value per share, and (2) our 0.625% Senior Notes due 2027. As used in this description, unless otherwise expressly stated or the context otherwise requires, all references to “we,” “us,” or “our” mean Boston Scientific Corporation excluding its subsidiaries.
Description of Common Stock
The following description of the terms of the common stock sets forth certain general provisions of the common stock as contained in our Charter and by-laws and is qualified in its entirety by reference to Delaware law and our Charter and by-laws in their entirety.

General

We are currently authorized to issue up to 2,000,000,000 shares of common stock, par value $0.01 per share. As of January 31, 2025, there were 1,475,778,104 shares of our common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the NYSE under the symbol “BSX.”

Holders of our common stock have no preemptive, subscription, redemption or conversion rights and the common stock is not subject to redemption. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock, whether currently outstanding or designated and issued in the future.

Dividends

Subject to the preferences of holders of preferred stock, if any, holders of common stock are entitled to dividends and other distributions when, as and if declared by our board of directors out of funds legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

Voting Rights

Except as otherwise provided by law or by the designation of the preferences, limitations and relative rights of any series of preferred stock, the voting power with respect to us is held by holders of our common stock. Each holder of common stock is entitled to one vote for each share held.

Liquidation and Dissolution

Except as otherwise provided by the certificate of designation and limitations and relative rights of any series of preferred stock, in the event of any of our liquidation, dissolution, or winding up, whether voluntary or involuntary, after payment of all our liabilities and obligations and after payment has been made to holders of each series of preferred stock of the full amount to which they are entitled, holders of shares of common stock will be entitled to share, ratably according to the number of shares of common stock held by them, in all remaining assets available for distribution to holders of the common stock.

Certain Provisions of Delaware Law, the Charter and the By-laws

Business Combinations with Interested Stockholders. We are subject to the provisions of the Delaware General Corporate Law, or the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, consolidations, assets sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates owns, or within three years did own, 15% or more of the corporation’s voting stock.

Liability of Directors and Officers. As permitted by the DGCL, our Charter provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except in certain circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty, acts or omissions which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derives an improper personal benefit. Our directors are also subject to liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions if the unlawful conduct is willful or results from negligence.

Under our Charter and by-laws (and in accordance with Section 145 of the DGCL), we will indemnify to the fullest extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. These include civil, criminal, administrative, investigative or other proceedings by reason of the fact that the person is or was one of our directors, officers or employees, or is or was serving in that capacity or as an agent at our request for another entity. Our indemnity covers expenses, judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. We will indemnify a person in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to us in performance of his or her duty. Derivative actions are actions by us or in our right to procure a judgment in our favor. Our agents may be similarly indemnified at the discretion of our board of directors. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide rights of indemnification substantially similar to and, in certain respects, broader than those provided by the Charter and by-laws.

Election of Directors; Removal; Vacancies. Our Charter and by-laws provide that the directors shall be elected at each annual meeting or at any special meeting the notice of which specified the election of directors as an item of business for such meeting. Our by-laws provide that each nominee for director shall be elected to the board of directors by the affirmative vote of the majority of votes cast, in person or by proxy, by the holders of shares entitled to vote at a meeting at which a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected at any such meeting, the directors shall be elected by a plurality of the votes cast, in person or by proxy. Our Charter provides that vacancies on the board of directors may only be filled by a majority of the board of directors then in office and further provides that directors may only be removed by the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors. The provisions of our Charter and by-laws that govern the number, election, and terms of the board of directors may not be amended without the affirmative vote of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors.

Meetings of Stockholders. Our Charter provides that stockholder action can only be taken at an annual or special meeting of stockholders and that the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Chairman of the board of directors or our President or at the request of a majority of the members of the board of directors. Our Charter and by-laws provide that special meetings of stockholders can be called only by the Chairman of the board of directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President), or pursuant to a resolution approved by a majority of the total number of directors which we would have if there were no vacancies on the board of directors. Stockholders are not permitted to call a special meeting or to require that the board of directors call a special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our by-laws provide that stockholders seeking to make nominations of candidates for election as directors, or to bring other business before an annual or special meeting of the stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to and received at our principal executive offices not earlier than 120 calendar days and not later than the close of business 90 calendar days before the first anniversary date of the previous year’s annual meeting of stockholders. However, if we did not hold an annual meeting the previous year, or if the date of the current year’s annual meeting has been changed by more than 30 days before or more than 70 days after the first anniversary date of the prior year’s annual meeting, notice by the stockholder must be so delivered not earlier than the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such meeting is first made. Our by-laws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may restrict the ability of our stockholders to bring business before our annual meeting of stockholders or to make nominations for directors at our annual meeting or any special meeting of stockholders.

Proxy Access. Our by-laws permit an eligible stockholder or group of stockholders to include up to a specified number of director nominees in our proxy materials for an annual meeting of stockholders. To qualify, the stockholders (or group of up to twenty stockholders) must have continuously owned for at least three years 3% or more of our outstanding shares of common stock. The maximum number of stockholder nominees permitted under the proxy access provisions of our by-laws is the greater of (i) two or (ii) 20% of the total number of our directors in office as of the last day on which notice of a nomination may be delivered.

Notice of a nomination under our proxy access by-law provisions must generally be submitted to our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date that we first mailed our proxy statement to stockholders for the immediately preceding annual meeting of stockholders. The notice must contain certain information specified in our by-laws.

Stock Repurchases; Change of Control. Our Charter prohibits us, with certain exceptions, from purchasing any shares of our stock from any person, entity or group that beneficially owns 5% or more of our voting stock at an above-market price, unless a majority of our disinterested stockholders approve the transaction. In addition, our Charter empowers the board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders and to consider constituencies other than stockholders.

Amendment of Charter and By-Laws. The DGCL provides generally that the vote of a majority of shares entitled to vote is required to act on most matters and to amend a corporation’s certificate of incorporation. Our Charter and by-laws contain provisions requiring the affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, to amend certain provisions of the Charter and our by-laws, including certain of the foregoing provisions. Such a supermajority vote would be in addition to any separate class vote that might in the future be required with respect to shares of preferred stock then outstanding.

Miscellaneous. The foregoing and other provisions of Delaware law and the Charter and our by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise. These provisions may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Shareowner Services.

Description of 0.625% Senior Notes due 2027
The following description of our 0.625% Senior Notes due 2027 (the “notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the form of the notes and the indenture, dated as of May 29, 2013 (the “Indenture”), between us and U.S. Bank National Association, as trustee (the “trustee”), which are both incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.
The notes are traded on The New York Stock Exchange under the bond trading symbol of “BSX27.” Currently, U.S. Bank National Association is acting as transfer agent and registrar for the notes and Elavon Financial Services DAC (UK Branch) is acting as paying agent.
Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference. We encourage you to read the above referenced Indenture for additional information.
General
The notes offered were initially issued in an aggregate principal amount of €900,000,000 aggregate principal amount, which is the amount outstanding as of the date of the Annual Report on Form 10-K of which this exhibit is a part. The notes will mature on December 1, 2027. The notes will not be entitled to the benefit of a sinking fund.
The notes will bear interest from November 12, 2019, payable annually in arrears on December 1 of each year, beginning December 1, 2020, to the persons in whose names such notes are registered at the close of business on the business day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or November 12, 2019, if no interest has been paid on the notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
Additional notes (the “Additional Notes”) in an unlimited amount may be issued in one or more series from time to time on the same terms and conditions, except for issue date, and in certain cases the issue price and the first interest payment, either of which may differ from the respective terms of the previously issued notes of the same series, and with the same CUSIP numbers as the notes (to the extent permissible under applicable law) without the consent of Holders of the notes.

Ranking
The notes are unsecured and rank on a parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will rank senior to any existing and future unsecured and subordinated debt, effectively junior to our secured debt to the extent of the collateral securing such secured debt and effectively junior to liabilities of our subsidiaries, in each case as may be outstanding from time to time.
Issuance in Euro
    We will pay the principal of, premium, if any, and interest on each note to the registered holder in euro in immediately available funds, provided that, if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted by us into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.
Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
Limitation on Liens
We will not, and will not permit any of our Subsidiaries (as defined in the Indenture) to, directly or indirectly, create, incur, assume or suffer to exist any Lien (as defined in the Indenture) upon any of our property, assets or revenues, whether now owned or hereafter acquired, except for: (i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on our or our Subsidiaries’ books, as the case may be, in conformity with accounting principles generally accepted in the United States; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of our business or that of a Subsidiary; (vi) Liens in existence on the date of the first issuance by us of Securities (as defined in the Indenture) issued pursuant to the Indenture; provided that no such Lien is spread to cover any additional property after such date and that the amount of Debt (as defined in the Indenture) secured thereby is not increased; (vii) Liens securing our and our Subsidiaries’ Debt incurred to finance the acquisition of fixed or capital assets; provided that (A) such Liens will be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such Debt and (C) the amount of Debt secured thereby is not increased; (viii) Liens on the property or assets of a corporation that becomes a Subsidiary after the date of the Indenture; provided that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (B) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary, and (C) the amount of Debt secured thereby is not increased; (ix) Liens pursuant to any Receivables Transaction (as defined in the Indenture) in an aggregate principal amount not exceeding 20% of our Consolidated Tangible Assets (as defined in the Indenture); and (x) Liens (not otherwise permitted pursuant to the Indenture) (A) which secure obligations not exceeding (as to us and our Subsidiaries) the greater of (X) $250.0 million or (Y) 20% of our Consolidated Tangible Assets (as defined in the Indenture), in each case in an aggregate amount at any time outstanding, or (B) with respect to which we effectively provide that the Securities Outstanding (as defined in the Indenture) under the Indenture are secured equally and ratably with (or, at our option, prior to) the Debt secured by such Lien.
Optional Redemption
        Prior to the Par Call Date (as defined below), we may redeem the notes, in whole or in part, at our option, on at least 15 days, but no more than 60 days prior written notice mailed to the registered holders of the notes to be redeemed, at any time at a redemption price equal to the greater of:
•100% of the principal amount of the notes being redeemed, or
•as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon to the applicable Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL(ICMA)) at the Comparable Government Bond Rate (defined below), plus 20 basis points for the notes, plus, in each case, accrued and unpaid interest on the notes to, but not including, the redemption date (subject to the right of holders as of the close of business on a regular record date to receive interest due on the related interest payment date).
    At any time and from time to time on or after September 1, 2027 (the date that is three months prior to the maturity date of the notes) (the “Par Call Date”), we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date.

    “Comparable Government Bond Rate” means, for any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated yield to maturity (on a day count basis), computed as the third business day immediately preceding that redemption date, of the Comparable Government Issue (as defined below), assuming a price for the Comparable Government Issue (expressed as a percentage of its principal amount) equal to the Comparable Price (as defined below) for such redemption date.
“Comparable Government Issue” means the euro-denominated security issued by the German federal government selected by a Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized (assuming that the notes matured on the applicable Par Call Date), at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
“Comparable Price” means, with respect to any redemption date, (i) the average of the Reference Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Dealer Quotations, or (ii) if the trustee obtains fewer than three such Reference Dealer Quotations, the average of all such quotations.
“Quotation Agent” means the Reference Dealer appointed by the trustee after consultation with us.
“Reference Dealer” means (i) each of Barclays Bank PLC, Goldman Sachs & Co. LLC and Merrill Lynch International and their respective successors; provided, however, that, if any of the foregoing shall cease to be a broker or dealer of, and/or a market maker in, German government bonds (a “Primary Bond Dealer”), we shall substitute therefor another Primary Bond Dealer, and (ii) any other Primary Bond Dealers selected by the trustee after consultation with us.
“Reference Dealer Quotations” means, with respect to each Reference Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Government Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Dealer at 5:00 p.m. London time, on the third business day preceding such redemption date.
If we redeem only some of the notes, the trustee shall determine by lot the notes to be redeemed or, in the case of notes held in global form, pursuant to applicable procedures of the depositary. Notice by the depositary to these participants and by participants to “street name” holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.
Repurchase at the Option of Holders Upon Change of Control Repurchase Event
    If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the notes as described under the heading “-Optional Redemption” above, each holder of the notes will have the right to require us to purchase all or a portion (equal to €100,000 and any integral multiples of

€1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.
    We will be required to send a notice to each holder of the notes by first class mail, with a copy to the trustee, within 30 days following the date upon which any Change of Control Repurchase Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Repurchase Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
    On the Change of Control Payment Date, we will, to the extent lawful:
•accept for payment all properly tendered notes or portions of notes not validly withdrawn;
•deposit with the paying agent the required payment for all properly tendered notes or portions of notes not validly withdrawn; and
•deliver or cause to be delivered to the trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.
    We will not be required to make a Change of Control Offer with respect to the notes upon the occurrence of a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and the third party purchases all of the notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture.
    We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.
    The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.
    For purposes of the foregoing discussion, the following definitions apply:
    “Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.
    “Change of Control” means the occurrence of any of the following:
•the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;
•the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or
•the adoption of a plan relating to our liquidation or dissolution.
    Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
    “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event.
    “Fitch” means Fitch, Inc. and its successors.
    “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); provided, however, that we shall not be required to maintain a rating by more than two Rating Agencies at any time and if only two Rating Agencies provide a rating with respect to the notes, then “Investment Grade” shall mean the applicable rating described above of such two Rating Agencies.
    “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
    “Rating Agencies” means each of Moody’s, S&P and Fitch, or if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available, any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act that is selected by us as a replacement agency for Moody’s, S&P or Fitch, or each of them, as the case may be; provided, however, that the Company shall not be required to maintain a rating by more than two Rating Agencies at any time.
    “Rating Event” means, with respect to the notes, the rating of the notes shall be decreased by each of the Rating Agencies independently by one or more gradations during the Rating Period (as defined below). If the rating of the notes by each of the Rating Agencies is Investment Grade, then “Rating Event” will mean the rating of the notes shall be decreased by one or more gradations by each Rating Agency so that the ratings of the notes by all of the Rating Agencies fall below Investment Grade, on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (the “Rating Period”) (which 30-day period shall be extended by no more than 60 days from the date of the occurrence of the Change of Control if the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies and each other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the notes). A Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of “Change of Control Repurchase Event”) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee under the Indenture in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).
    “S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
    “Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Redemption for Tax Reasons

    Subject to a period of not less than fifteen (15) nor more than sixty (60) days’ prior written notice to the registered holders of the notes to be redeemed, we may redeem the notes at any time after the issue date and prior to the maturity date, in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of notes being redeemed, plus accrued and unpaid interest, if any, to (but not including) the redemption date, on the date determined by us for early redemption, if:
(a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 6, 2019, we have become or will become obligated to pay Additional Amounts (as defined below); or
(b) any act is taken by a taxing authority of a Relevant Taxing Jurisdiction on or after November 6, 2019, whether or not such act is taken with respect to us or any of our affiliates, that results in a substantial probability that we will be required to pay Additional Amounts on the notes; provided in each case that we determine, in our business judgment (determined in good faith), that the obligation to pay the Additional Amounts cannot be avoided by the use of reasonable measures available to us (including, for the avoidance of doubt, the appointment of a new paying agent where this would be reasonable and would not cause us to incur material additional out-of-pocket costs, but not including assignment of the obligation to make payment with respect to the notes).
    No redemption above may be made unless (i) we shall have received an opinion of independent counsel to the effect that any such change, amendment or act described in paragraphs (a) or (b) above results in our requirement to pay (in the case of paragraph (a)) or a substantial probability that we will be required to pay (in the case of paragraph(b)) the Additional Amounts described herein and (ii) we shall have delivered to the paying agent a certificate, signed by a duly authorized officer, stating that based on such opinion, we are entitled to redeem the notes pursuant to their terms.
Additional Amounts
    All payments of principal, premium, if any, and interest by or on behalf of us pursuant to the terms of the notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States, any state thereof or the District of Columbia or any other jurisdiction through which payment on a note is made, or any political subdivision or taxing authority therein or thereof (a “Relevant Taxing Jurisdiction”), unless such withholding or deduction is required by law.
    In the event any withholding or deduction on payments in respect of the notes for or on account of any present or future tax, assessment or other governmental charge is required to be deducted or withheld by a Relevant Taxing Jurisdiction, we shall remit the full amount required to be deducted or withheld to the relevant authority in accordance with applicable law and pay such additional amounts (the “Additional Amounts”) so that every net payment of the principal of, premium, if any, and interest on the notes will result in receipt by each holder of a note of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received had no such withholding or deduction been required. We will not be required, however, to make any payment of Additional Amounts for or on account of certain situations, as set forth in the form of notes.
Events of Default
The Indenture provides that the following will be “events of default” with respect to any series of debt securities:
(1) default in the payment of any interest on any debt security of that series, when it becomes due and payable, and continuance of such default for a period of 30 days;
(2) default in the payment of, the principal of, or premium, if any, on any debt security of that series when due at its maturity or upon acceleration;
(3) default in the deposit of any sinking fund payment, when and as due by the terms of the debt securities of that series and the Indenture;
(4) default in the performance, or breach, of any of our covenant or agreement in the Indenture which affects or is applicable to debt securities of such series (other than a default in the performance, or breach of a covenant or agreement that is specifically dealt with elsewhere in the Indenture), and the continuation of that default or breach for a period of 90 days after the trustee has given us, or after Holders of at least 25% in aggregate principal amount of all outstanding securities of that series have given us and the trustee, written notice thereof;
(5) certain events relating to our bankruptcy, insolvency or reorganization; or
(6) any other event of default provided with respect to debt securities of that series.
    If an event of default specified in clauses (1), (2), (3), (4) or (6) therein with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount, plus accrued interest, if any, on all the then outstanding notes to be due and payable immediately. If an event of default specified in clause (5) therein occurs and is continuing, then the principal amount, plus accrued interest, if any, of all the notes will be due and payable immediately, without any declaration or other act on the part of the trustee or any holder. In certain cases, holders of a majority in principal amount of the outstanding notes may, on behalf of holders of all the notes, rescind and annul a declaration of acceleration.
    The Indenture provides that the trustee will not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Indenture. The Indenture provides that no Holder may institute any proceedings, judicial or otherwise, to enforce the Indenture except in the case of failure of the trustee thereunder to act for 60 days after it has received a request to enforce the Indenture by Holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series (in the case of an event of default specified in clauses (1), (2), (3), (4) or (6) above) or a request to enforce the Indenture by Holders of at least 25% in aggregate principal amount of all of the debt securities then outstanding (in the case of an event of default specified in clause (5) above), and an offer of reasonable indemnity. This provision will not prevent any Holder from enforcing payment of principal thereof, and premium, if any, on and interest, if any, thereon at the respective due dates.
    Holders of not less than a majority in aggregate principal amount of the debt securities of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to debt securities of that series. The trustee may, however, refuse to follow any direction that it determines may not lawfully be taken or would be illegal or in conflict with the Indenture or involve it in personal liability or which would be unjustly prejudicial to Holders not joining in that proceeding.
    The Indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities, give to Holders of debt securities of that series notice of such default if that default has not been cured or waived. Except in the case of a default in the payment of principal of, or premium, if any, on or interest on, or in the payment of any sinking fund installment in respect of, any debt securities of that series, the trustee will be protected in withholding the notice if it determines in good faith that the withholding of the notice is in the interest of Holders of the debt securities of such series.
    We will be required to deliver an officers' certificate to the trustee annually as to our compliance with all conditions and covenants under the terms of the Indenture.
Defeasance
The notes are subject to our defeasance option. At our option, the notes will be discharged from any and all obligations (except for certain obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes, maintain paying agencies, and hold money for payment in trust), if we deposit with the trustee, in trust, money or Government Obligations (as defined in the Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, the notes on the dates such payments are due in accordance with the terms of the notes.
    To exercise any such option, we are required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of the notes to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to (1) above, such opinion of counsel must be based upon a ruling to such effect received by us from or published by the United States Internal Revenue Service or a change in applicable federal income tax law to such effect. We are required to deliver to the trustee an officer's certificate stating that no event of default with respect to the notes has occurred and is continuing.
Satisfaction and Discharge

    As set forth in the Indenture, and upon the occurrence of certain events, the Indenture may be subject to satisfaction and discharge with respect to the notes.
Modification and Waiver
Modifications of and amendments to the Indenture may be made by us and the trustee with the consent of Holders of a majority in principal amount of the outstanding debt securities of each series issued under the Indenture that is affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding debt security affected thereby make certain changes as set forth in the Indenture.
    We may, with respect to any series of debt securities, omit to comply with certain restrictive provisions of the Indenture if Holders of at least a majority in principal amount of all outstanding debt securities affected waive compliance. No such waiver will extend to or affect any term, provision or condition except to the extent so expressly waived, and, until the waiver becomes effective, our obligations and the duties of the trustee to Holders of debt securities of that series in respect of the applicable term, provision or condition will remain in full force and effect.
    Holders of a majority in principal amount of the outstanding debt securities of each series (in the case of an event of default specified in clauses (1), (2), (3), (4) and (6) under "Events of Default" above) or the Holders of a majority in principal amount of all of the debt securities then outstanding (in the case of an event of default specified in clause (5) under "Events of Default" above) may, on behalf of all those Holders, waive any past default under the Indenture with respect to debt securities of that series except a default in the payment of the principal of, or premium, if any, on or interest, if any, on any such debt security and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each outstanding debt security affected.